Phillips 66 Partners Reports Fourth-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Fourth-Quarter Earnings

Highlights

•	Adjusted EBITDA of $87 million

•	Distributable cash flow (DCF) of $74 million

•	Increased quarterly distribution by 7 percent to $0.458 per common unit

•	Acquired Phillips 66’s interest in the Bayou Bridge Pipeline joint venture

•	Net income of $65 million

HOUSTON, Jan. 29, 2016 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter 2015 earnings of $65 million, or $0.61 per common unit. Adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) were $87 million and distributable cash flow was $74 million. The coverage ratio for the fourth quarter was 1.44x.

“We had a strong fourth quarter, which supports our recently announced 7 percent quarterly distribution increase,” said Greg Garland, Phillips 66 Partners’ Chairman and CEO. “Our fee-based asset portfolio continues to produce higher earnings. We delivered our planned growth in 2015 by completing $1.1 billion in acquisitions and continuing the execution of our organic growth program. These actions led to year-over-year increases of 89 percent in adjusted EBITDA and 78 percent in DCF. We remain on track to deliver our five-year annual distribution growth-rate objective of 30 percent through 2018.”

On Jan. 21, 2016, the general partner’s board of directors declared a fourth-quarter 2015 cash distribution of $0.458 per common unit. This distribution represents a 7 percent increase compared with the third-quarter 2015 distribution and a 35 percent increase from the fourth quarter of 2014.

Financial Results

Total revenues and other income for the fourth quarter were $103 million, an increase of $11 million from the third quarter of 2015. The increase in the fourth quarter was primarily due to higher volumes on the partnership’s Gold Line Products System and a $5 million nonrecurring make-whole payment from a joint venture. Volumes were also higher on the Eagle Ford Gathering System, due to the September completion of the project’s second phase, and on the Cross-Channel Connector Products System.

Total costs were $38 million in the fourth quarter of 2015, in line with the third quarter.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Liquidity, Capital Expenditures and Investments

As of Dec. 31, 2015, total debt outstanding was $1.1 billion. The partnership had $48 million in cash and cash equivalents and an undrawn $500 million revolving credit facility, which may be increased up to $750 million.

During the fourth quarter of 2015, capital expenditures and investments totaled $67 million, of which $65 million was for growth projects and investments.

Strategic Update

On Dec. 1, 2015, Phillips 66 Partners closed on the acquisition of Phillips 66’s 40 percent interest in Bayou Bridge Pipeline, LLC. Total consideration for the transaction was $70 million, equally funded through the issuance of units and cash to Phillips 66.

The Bayou Bridge joint venture is developing a pipeline that will deliver crude oil from the Phillips 66 and Sunoco Logistics Partners terminals in Nederland, Texas, to Lake Charles, Louisiana, and on to St. James, Louisiana. Construction is underway on the 30-inch Nederland to Lake Charles segment of the pipeline, which is expected to begin commercial operation by the end of first-quarter 2016. The pipeline segment to St. James is scheduled to commence service in the second half of 2017.

Phillips 66 Partners continues to make progress on its organic growth projects. The Palermo Rail Terminal began railcar-loading from truck deliveries in December 2015. The Sacagawea Pipeline is expected to start up in third-quarter 2016. The terminal and pipeline are projects in the Bakken region being developed through a 70 percent-owned terminal joint venture and a 50 percent-owned pipeline joint venture, each with Paradigm Energy Partners. The Sacagawea Pipeline is 88 percent-owned by the pipeline joint venture, with the remaining 12 percent owned by Grey Wolf Midstream, LLC, an affiliate of Missouri River Resources.

The Cross-Channel Connector Products System is now providing shippers with a connection from the partnership’s Pasadena Terminal to third-party systems with water access on the Houston Ship Channel.

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EST to discuss PSXP’s fourth-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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Phillips 66 Partners Reports Fourth-Quarter Earnings

CONTACTS
C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “growth capital.” These are non-GAAP financial measures. Distributable cash flow is generally defined as adjusted EBITDA less net interest, maintenance capital expenditures and income taxes paid, plus adjustments for deferred revenue from minimum volume commitments and prefunded maintenance capital expenditures. EBITDA, adjusted EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Our capital requirements consist of maintenance capital expenditures and expansion capital expenditures, including contributions to our joint ventures. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, expansion capital expenditures are those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business, including contributions to joint ventures that are using the contributed funds for such purposes. Although GAAP does not recognize this distinction, our partnership agreement requires that we make it, due to the difference in how maintenance and growth capital expenditures are treated for purposes of calculating operating surplus.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q4 2015	Q3 2015
Selected Income Statement Data
Total revenues and other income	$102.8	91.4
Net income	64.5	52.3

Adjusted EBITDA	87.1	73.4
Distributable cash flow	74.0	64.5

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.61	0.50

Selected Balance Sheet Data
Cash and cash equivalents	$48.0	72.9
Equity investments	944.9	858.4
Total assets*	1,523.5	1,461.7
Total debt*	1,090.7	1,090.4

Total Equity
Equity held by public
Common units	$808.9	804.5
Equity held by Phillips 66
Common units	233.0	182.9
General partner	(650.3)	(649.8)
Accumulated other comprehensive loss	(1.5)	(1.5)
Total Equity	$390.1	336.1
*Q3 2015 amounts retrospectively adjusted for adoption of Accounting Standards Update No. 2015-03.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q4 2015	Q3 2015
Revenues
Transportation and terminaling services—related parties	$70.1	65.4
Transportation and terminaling services—third parties	2.3	0.7
Equity in earnings of affiliates	25.2	25.2
Other income	5.2	0.1
Total revenues and other income	102.8	91.4

Costs and Expenses
Operating and maintenance expenses	14.4	15.5
Depreciation	5.7	5.7
General and administrative expenses	6.6	6.2
Taxes other than income taxes	2.2	2.4
Interest and debt expense	9.3	9.2
Other expenses	—	—
Total costs and expenses	38.2	39.0
Income before income taxes	64.6	52.4
Provision for income taxes	0.1	0.1
Net Income	$64.5	52.3

Selected Operating Data
	Thousands of Barrels Daily
	Q4 2015	Q3 2015
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	283	306
Refined products	522	438
Total	805	744

Select Joint Venture Pipelines(2)
Natural gas liquids	280	280

Terminals
Terminaling throughput and storage volumes
Crude oil(3)	464	536
Refined products	443	441
Total	907	977
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q4 2015	Q3 2015
Revenue
Average pipeline revenue*	$0.51	0.45
Average terminaling and storage revenue	0.42	0.39
* Excludes average pipeline revenue per barrel from equity affiliates.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Capital Expenditures and Investments
	Millions of Dollars
	Q4 2015	Q3 2015
Capital Expenditures and Investments
Expansion	$65.0	38.1
Maintenance	2.3	2.2
Total	$67.3	40.3

Cash Distributions
	Millions of Dollars
	Q4 2015	Q3 2015
Cash Distributions*
Common units—public	$11.1	10.3
Common units—Phillips 66	26.7	24.8
General partner—Phillips 66	13.6	11.1
Total	$51.4	46.2
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.4580	0.4280

Coverage Ratio	1.44	1.40

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q4 2015	Q3 2015	YTD 2015	YTD 2014
Reconciliation to Net Income
Net Income	$64.5	52.3	194.2	124.4
Plus:
Depreciation	5.7	5.7	21.8	16.2
Net interest expense	9.2	9.1	33.6	5.2
Amortization of deferred rentals	0.1	0.1	0.4	0.4
Provision for income taxes	0.1	0.1	0.3	0.8
EBITDA	79.6	67.3	250.3	147.0
Distributions in excess of equity earnings	6.6	4.6	12.1	—
Expenses indemnified or prefunded by Phillips 66	0.5	1.1	1.9	1.6
Transaction costs associated with acquisitions	0.4	0.4	2.2	2.7
EBITDA attributable to Predecessors	—	—	—	(10.3)
Adjusted EBITDA	87.1	73.4	266.5	141.0
Plus:
Adjustments related to minimum volume commitments	(1.7)	2.4	4.0	0.6
Phillips 66 prefunded maintenance capital expenditures	—	—	—	1.9
Less:
Net interest	9.2	9.1	34.3	3.2
Income taxes paid (refunded)	(0.1)	—	0.3	0.2
Maintenance capital expenditures	2.3	2.2	7.7	11.9
Distributable Cash Flow	$74.0	64.5	228.2	128.2

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q4 2015	Q3 2015	YTD 2015	YTD 2014
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$86.9	46.1	229.8	142.4
Plus:
Net interest expense	9.2	9.1	33.6	5.2
Provision for income taxes	0.1	0.1	0.3	0.8
Changes in working capital	(13.1)	14.6	(10.3)	(0.3)
Undistributed equity earnings	(2.6)	(0.9)	0.1	—
Accrued environmental costs	(0.2)	(0.5)	(0.8)	—
Other	(0.7)	(1.2)	(2.4)	(1.1)
EBITDA	79.6	67.3	250.3	147.0
Distributions in excess of equity earnings	6.6	4.6	12.1	—
Expenses indemnified or prefunded by Phillips 66	0.5	1.1	1.9	1.6
Transaction costs associated with acquisitions	0.4	0.4	2.2	2.7
EBITDA attributable to Predecessors	—	—	—	(10.3)
Adjusted EBITDA	87.1	73.4	266.5	141.0
Plus:
Adjustments related to minimum volume commitments	(1.7)	2.4	4.0	0.6
Phillips 66 prefunded maintenance capital expenditures	—	—	—	1.9
Less:
Net interest	9.2	9.1	34.3	3.2
Income taxes paid (refunded)	(0.1)	—	0.3	0.2
Maintenance capital expenditures	2.3	2.2	7.7	11.9
Distributable Cash Flow	$74.0	64.5	228.2	128.2